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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*



                               JUNO LIGHTING, INC.
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                                (Name of Issuer)


                Common Stock, par value $.001 par value per share
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                         (Title of Class of Securities)


                                    482047206
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                                 (CUSIP Number)


                               December 31, 2002
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                            [X] Rule 13d-1(c)
                            [ ] Rule 13d-1(d)
                            [ ] Rule 13d-1(b)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 2 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           400,792
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      400,792
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  400,792
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.84%
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12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 3 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL PARTNERS I, LP
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           51,780
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      51,780
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  51,780
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.05%
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12.               TYPE OF REPORTING PERSON*

                  PN
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CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 4 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL PARTNERS II, LP
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           349,012
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      349,012
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  349,012
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  13.80%
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12.               TYPE OF REPORTING PERSON

                  PN
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CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 5 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DAVID C. ABRAMS
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           427,111
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      427,111
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  427,111
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  16.88%
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12.               TYPE OF REPORTING PERSON

                  IN
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CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 6 OF 9 PAGES
---------------------                                              ---  ---

ITEM 1.

      (a) Name of Issuer:  Juno Lighting, Inc.
                           -------------------

      (b) Address of Issuer's Principal Executive Offices:

                1300 South Wolf Road, Des Plaines, Illinois 60017
          -------------------------------------------------------------
ITEM 2.

      (a)and (c)  Name and Domicile/Citizenship of Persons Filing:

      (i) Abrams Capital, LLC, a Delaware limited liability company ("Abrams Capital").
     (ii) David C. Abrams, a United States citizen.
    (iii) Abrams Capital Partners I, L.P., a Delaware limited partnership ("Abrams I").
     (iv) Abrams Capital Partners II, L.P., a Delaware limited partnership ("Abrams II").

            (b) and (f) Each of the Reporting  Persons has a business address of

          222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.
         ---------------------------------------------------------------

       (d) Title of Class of Securities: Common Stock, $0.001 par value
                                        --------------------------------
       (e) CUSIP Number: 482047-20-6
                        -------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D 1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent  Holding  Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Section 240.13d-1(c), check this box [X].

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 7 OF 9 PAGES
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ITEM 4.   OWNERSHIP

      ABRAMS CAPITAL, LLC*

      (a) Amount Beneficially Owned:     400,792
                                     -------------------------------------------
      (b) Percent of Class:     15.84%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  400,792
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 400,792
                                                                       ---------

      DAVID C. ABRAMS**

      (a) Amount Beneficially Owned:      427,111
                                     -------------------------------------------
      (b) Percent of Class:     16.88%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  427,111
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 427,111
                                                                       ---------

      ABRAMS CAPITAL PARTNERS I, LP

      (a) Amount Beneficially Owned:      51,780
                                     -------------------------------------------
      (b) Percent of Class:     2.05%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  51,780
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 51,780
                                                                       ---------
-----------------------

* Shares reported for Abrams Capital, LLC include shares beneficially owned by Abrams Capital Partners I, L.P. ("Abrams I") and Abrams Capital Partners II, L.P. ("Abrams II"), each of which Abrams Capital, LLC is the General Partner.

** Shares reported for David C. Abrams include: (i) shares beneficially owned by Abrams I and Abrams II, which entities may be deemed to be controlled by Mr. Abrams, who is the Managing Member of Abrams Capital, LLC, the sole General Partner of Abrams I and Abrams II, and (ii) shares beneficially owned by a private investment corporation, which entity may be deemed to be controlled by Mr. Abrams, who is the Managing Member of the Investment Adviser to the private investment corporation.

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 8 OF 9 PAGES
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      ABRAMS CAPITAL PARTNERS II, LLC

      (a) Amount Beneficially Owned:      349,012
                                     -------------------------------------------
      (b) Percent of Class:     13.80%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  349,012
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 349,012
                                                                       ---------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF  A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 9 OF 9 PAGES
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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2003


                                           ABRAMS CAPITAL, LLC


                                           By:/s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams, Managing Member



                                           ABRAMS CAPITAL PARTNER I, L.P.

                                           By: Abrams Capital, LLC
                                           its sole general partner


                                           By: /s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams, Managing Member



                                           ABRAMS CAPITAL PARTNERS II, L.P.

                                           By:  Abrams Capital, LLC
                                           its sole general partner


                                           By: /s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams, Managing Member



                                           DAVID C. ABRAMS


                                           By:/s/ David C. Abrams
                                              ----------------------------------
                                              David C. Abrams